Exhibit 99.1

Celeritek, Inc.

CELERITEK REPORTS FOURTH QUARTER AND YEAR
END RESULTS

     (SANTA CLARA, CA), May 13, 2005,—Celeritek (NASDAQ National Market System Symbol: CLTK), a manufacturer of GaAs semiconductor components for defense applications and commercial communications networks, today reported financial results for its fourth quarter and fiscal year ended March 31, 2005.

Financial Results

     For the fourth quarter of fiscal 2005, Celeritek reported revenues of $3.3 million, compared with $2.8 million in the third fiscal quarter of 2005 and $8.6 million in the fourth quarter of fiscal 2004. The net loss for the fourth quarter of fiscal 2005 was $1.4 million or $0.11 per share, compared with a net loss of $0.2 million or $0.02 per share for the same period a year ago. Included in the net loss for the fourth quarter of fiscal 2005 was a charge of $1.5 million for the write down of equipment being sold to Mimix Broadband, Inc. (“Mimix”) based on the indication of the fair value of the assets given in the asset purchase agreement signed with Mimix in March 2005. This accounting adjustment does not take into account the off balance sheet lease liabilities that Mimix will assume per the asset purchase agreement.

     For fiscal 2005, revenues were $20.9 million, compared with revenues in fiscal 2004 of $29.9 million. The net income for fiscal 2005 was $19.2 million or $1.47 per share, compared with a net loss of $16.0 million or $1.28 per share for fiscal 2004. The net income in the current fiscal year included a gain of $26.4 million on the sale of the Company’s defense subsystem business, $0.4 million in other income from transition services provided to Teledyne Microwave and a charge of $1.5 million for the write down of equipment being sold to Mimix. The net loss in fiscal year 2004 included special charges of $4.3 million related to the company’s decision to exit the handset market and $3.4 million in costs related to shareholder and strategic activities.

     Celeritek’s backlog at March 31, 2005 was $4.0 million compared to $3.3 million at the end of December 2004. The book-to-bill ratio in the quarter was 1.2 to 1.0.

     Semiconductor revenues were $3.3 million in the fourth quarter of fiscal 2005, compared to $2.8 million in the third quarter of fiscal 2005 and $3.5 million in the fourth quarter of fiscal 2004. The increase in revenue in the fourth quarter of fiscal 2005 over the third quarter of fiscal 2005 was due to increased shipments to satellite customers. The fourth quarter of fiscal 2004 included $0.6 million in revenue for a development contract for satellite components.

     Because of the sale of the Company’s defense subsystem business in October 2004, defense subsystem revenues were zero in the fourth quarter of fiscal 2005, compared to $5.0 million in the fourth quarter of fiscal 2004.

     Gross margin was 39% of sales in the fourth quarter of fiscal 2005 versus a negative 15% in the third quarter of fiscal 2005 and 37% in the fourth quarter of fiscal 2004. The improvement in gross margin in the fourth quarter of fiscal 2005 was mainly due to lower manufacturing overhead expenses due to lower variable supply expenses and the reversal of some potential vendor claims which were settled or are no longer likely of assertion. Gross margin in the third quarter of fiscal 2005 also included $0.6 million in expenses related to the defense subsystems business that was sold in October.

     Research and development expenses were $1.2 million or 37% of sales in the fourth quarter of fiscal 2005, $1.3 million or 46% of sales in the third quarter of fiscal 2005 and $1.6 million or 19% of sales in the fourth quarter of fiscal 2004. The decrease in research and development between the fourth quarter of fiscal 2004 and the fourth quarter of fiscal 2005 was due to the sale of the defense subsystems business.

     Selling, general and administrative expenses were $1.0 million or 30% of sales in the fourth quarter of fiscal 2005, $1.1 million or 40% of sales in the third quarter of fiscal 2005 and $1.9 million or 22% of sales in the fourth quarter of fiscal 2004.

     At March 31, 2005, Celeritek had $10.8 million in cash and short-term securities compared to $13.2 million at December 31, 2004. In fiscal 2005, Celeritek paid a dividend of $38.9 million ($3.00 per share) in cash to its shareholders and received $31.4 million in net cash after expenses from the sale of the defense subsystems business.

Sale of Assets to Mimix Broadband, Inc.

     As previously announced, Celeritek has entered into an asset purchase agreement with Mimix Broadband, Inc. pursuant to which Mimix will acquire substantially all of Celeritek’s assets relating to its GaAs semiconductor components business for $2.8 million in cash. Under the agreement, Mimix will also assume approximately $6.0 million in liabilities of Celeritek. Assets excluded from the transaction include Celeritek’s cash, cash equivalents and certain other non-operating assets including a strategic investment.

     The closing of the asset sale is subject to approval by Celeritek’s shareholders at a special meeting scheduled for June 3, 2005 and other closing conditions. The $2.8 million purchase price is subject to adjustments based on Celeritek’s working capital at the time of closing. If the shareholders approve the asset sale, the closing would occur immediately after the special meeting.

     If the asset sale is consummated, Celeritek will have no remaining operating assets and, subject to shareholder approval, intends to wind up its business and effect a complete liquidation and dissolution. In connection with such dissolution, Celeritek plans to distribute its remaining assets to its shareholders after satisfying or adequately providing for all of its remaining liabilities. The timing of such distribution to shareholders has not been determined. Provided that Celeritek has adequate assets to do so, Celeritek’s board of directors may determine to make an initial cash distribution to shareholders following the closing of the proposed asset sale to Mimix.

About Celeritek

     Celeritek designs and manufactures GaAs semiconductor components used in defense applications and commercial communications networks. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers, control devices, gain blocks and millimeter wave devices for use in defense and commercial applications. Commercial semiconductor applications include wireless communication network and satellite applications.

Safe Harbor Statement

     This release contains forward-looking statements. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and include statements, among others, regarding the pending transaction between Mimix and Celeritek and the subsequent distributions to our shareholders. The Company undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such risks may include, but are not necessarily limited to: the risk the assets purchase transaction may not be consummated and the risks related to the amount or timing of any distributions of cash to Celeritek’s shareholders. Reference is made to the discussion of risk factors detailed in the company’s filings with the Securities and Exchange Commission, including the proxy statement referred to below and its reports on Forms 10-K and 10-Q.

Additional Information

     This press release is for informational purposes only. It does not constitute an offer to purchase shares of Celeritek, Inc. or a solicitation or recommendation statement under the rules and regulations of the SEC. Celeritek has filed a Form 8-K with the SEC containing the terms of the asset purchase agreement and has mailed a proxy statement to shareholders of Celeritek in connection with the proposed sale of assets and dissolution. Shareholders of Celeritek are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they contain important information. Investors and security holders may obtain a free copy of these materials and other documents filed with the SEC at www.sec.gov. A free copy of the proxy statement may also be obtained from Celeritek, Inc., 3236 Scott Boulevard, Santa Clara CA 95054, Attn.: Investor Relations. In addition, investors and security holders may access copies of the documents filed with the SEC by Celeritek at www.celeritek.com. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of shareholders of Celeritek in connection with the transaction, and their direct and indirect interest, by security holders or otherwise, in the solicitation, is set forth in a proxy statement that has been filed by Celeritek with the SEC.

CELERITEK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In Thousands)

	March 31,	March 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$8,276	$3,121
Short-term investments	2,506	24,110
Accounts receivable, net	2,561	6,048
Inventories	1,051	2,739
Prepaid expenses and other current assets	326	1,315

Total current assets	14,720	37,333
Property and equipment, net	1,150	5,430
Strategic investments	2,504	2,741
Other assets	582	1,262

Total assets	$18,956	$46,766

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,301	$3,171
Accrued payroll	523	1,459
Accrued liabilities	1,256	4,826
Current portion of long-term debt	216	1,866
Current obligations under capital leases	—	328

Total current liabilities	3,296	11,650
Shareholders’ equity	15,660	35,116

Total liabilities and shareholders’ equity	$18,956	$46,766

Note: The balance sheets at March 31, 2005 and 2004 have been derived from the audited financial statements at that date but do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

CELERITEK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2005	2004	2005	2004
Net sales	$3,341	$8,559	$20,939	$29,928
Cost of goods sold	2,021	5,370	15,016	22,175

Gross profit	1,320	3,189	5,923	7,753
Operating expenses:
Research and development	1,219	1,598	6,031	9,288
Selling, general and administrative	1,062	1,875	6,053	8,182
Costs related to shareholder and strategic activities	—	376	—	3,412
Special charges	1,500	(235)	1,500	4,305
Amortization of intangibles	—	—	—	257

Total operating expenses	3,781	3,614	13,584	25,444
Loss from operations	(2,461)	(425)	(7,661)	(17,691)
Impairment of strategic investment	—	—	(237)	—
Gain on sale of defense business	—	—	26,402	—
Interest income and other, net	454	221	905	1,711

Income (loss) before income tax	(2,007)	(204)	19,409	(15,980)
Provision for (benefit from) income taxes	(582)	—	218	—

Net income (loss)	($1,425)	($204)	$19,191	($15,980)

Basic earnings (loss) per share	($0.11)	($0.02)	$1.48	($1.28)

Diluted earnings (loss) per share	($0.11)	($0.02)	$1.47	($1.28)

Weighted average common shares outstanding	13,016	12,715	12,929	12,460
Weighted average common shares outstanding, assuming dilution	13,016	12,715	13,054	12,460